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                               Exhibit 99

                         Contact:
                                           SEE LAST PAGE

Rochester Tel

Rochester Tel Center
180 South Clinton Avenue
Rochester, New York 14646-0700

Media Relations:
Phone 716-777-1090
Fax 716-325-4624


For release:          JULY 8, 1994

Summary:    ROCHESTER TEL, NYNEX MOBILE FINALIZE JOINT VENTURE
                     PARTNERSHIP IN UPSTATE NEW YORK
                     Venture will be managed by Rochester Tel

Rochester, New York --July 8, 1994 -- Rochester Telephone
Corporation (NYSE: RTC) and NYNEX Mobile Communications announced that the two companies have closed on a joint venture to operate a cellular network in upstate New York that will result in improved coverage and services for customers. The upstate network, which covers more than 20,000 square miles and serves a population base of four million people, began operating as of July 1.

    "This partnership means improved service to our customers and growth for both of our companies," said James Whelehan, president and chief operating officer of wireless operations for Rochester Tel and the joint venture. "When combined with each company's cellular interests in New York, our customers in central and western New York will have virtually seamless coverage as they travel throughout the state."

    Whelehan said that the benefits to consumers will include consistent rate plans across all markets, centralized customer service and billing and anticipated network improvements to enhance coverage. He said that the company plans to roll out a variety of product enhancements over the next few months.

    "As a service provider, we intend to take advantage of economies of scale and shared marketing and network opportunities," Whelehan said.

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    Whelehan said that NYNEX Mobile's recent announcement to
combine its cellular operations with Bell Atlantic will not affect the upstate New York system. The new entity formed from the NYNEX/Bell Atlantic alliance will become Rochester Tel's partner in upstate New York, he said.

    The joint venture includes the Metropolitan Service Areas of Buffalo, Rochester, Syracuse and Utica-Rome, as well as a northern New York Rural Service Area near Watertown and Alexandria Bay (Jefferson, St. Lawrence and Lewis Counties). Plans call for the addition later this year of the Metropolitan Service Areas of Binghamton and Elmira. As announced last December, NYNEX plans to purchase the Elmira property and 41 percent of Binghamton. Rochester Tel Mobile already has a 24 percent interest in Binghamton.

    Rochester Tel Mobile also has an interest in and manages a Rural Service Area that serves New York's Southern Tier (Chautauqua, Cattaraugus, Genesee, Wyoming and Allegheny Counties). Elsewhere in New York State, both parties have an interest in Orange County/Poughkeepsie, and NYNEX Mobile also serves the Albany area and greater New York City.

      The partnership, a 50/50 joint venture with Rochester
Tel as the manager, had been agreed upon by the two companies in March of 1993. It received approval from the New York State Public Service Commission late last year, and from the Federal Communications Commission (FCC) in April of this year. A waiver of the Modification of Final Judgment, required to permit NYNEX to participate in the operation of the Rochester system, was issued by Judge Harold Greene on May
25. The joint venture will have in excess of 200 employees located throughout central and western New York.

    Rochester Telephone Corporation serves 1.5 million customers through a network of 48 companies in 21 states.
Its principal lines of business are long distance, wireless communications, telephone operations and business systems.
In addition to New York State, Rochester Tel has cellular interests in Iowa, Illinois, Alabama and Georgia and serves a total population base of 6.5 million people, of which 4.3 million are under Rochester Tel management.

                        # # # #

Contacts:  Andrew Smith   Rochester Tel Mobile - (716)777-2102
           Diana Tomai    Rochester Tel        - (716)777-6479
           James Gerace   NYNEX Mobile         - (914)365-7712


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RTC/NYNEX Cellular Joint Venture
(Diagram attached to press release)


Description:

The diagram depicts the geographic areas in New York State which the RTC/NYNEX Cellular Joint Venture will serve.